EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 20, 2017—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2017.

Net income for the three months ended March 31, 2017 was $1.437 million, or $0.29 per share-basic and diluted, down from $1.526 million, or $0.31 per share-basic and diluted for the same quarter in 2016. Net interest income for the first quarter of 2017, after the provision for loan losses, was $6.813 million, approximately 0.9% higher than the same period in 2016. The provision for loan losses for the three months ended March 31, 2017 was negative $151 thousand compared to $60 thousand for the same period in 2016. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 3.03% in the first quarter of 2017 from 3.12% in the same period in 2016 primarily because of the decrease in yields on earning assets coupled with a small increase in rates paid on interest bearing deposits.

Non-interest income increased in the first quarter of 2017 by $118 thousand, or 6.5%, while non-interest expenses increased $464 thousand, or 7.0%, compared to the same period in 2016. The increase in other non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees. Non-interest expense increased due to an increase in salary and benefit expense of $262 thousand and an increase in other operating expenses of $221 thousand partially offset by a $19 thousand decrease in occupancy expense. The increase in other operating expense was due mainly to repair and maintenance costs for one parcel of other real estate.

Total assets as of March 31, 2017 increased to $1.048 billion, up $22.795 million, or 2.2%, when compared to December 31, 2016. Deposits increased by $29.060 million, or 3.8%, and loans, net of unearned income, decreased by $1.166 million, or 0.3%, when compared to December 31, 2016. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $128 thousand to $13.400 million at March 31, 2017 as compared to $13.528 million at December 31, 2016, because of decreases in other real estate owned and in loans 90 days or more past due and still accruing interest offset by an increase in non-accrual loans.

During the three months of 2017, the Company paid dividends totaling $0.24 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In the fourth quarter of 2016, the Bank added a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending
	March 31,	December 31,	March 31,
	2017	2016	2016
INTEREST INCOME
Loans, including fees	$4,568	$4,668	$4,785
Investment Securities	2,832	2,685	2,716
Other Interest	69	50	79

	7,469	7,403	7,580

INTEREST EXPENSE
Deposits	477	477	468
Other borrowed funds	330	343	301

	807	820	769

NET INTEREST INCOME	6,662	6,583	6,811

PROVISION FOR LOAN LOSSES	-151	-162	61

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,813	6,745	6,750

NON-INTEREST INCOME
Service charges on deposit accounts	1,042	994	887
Other service charges and fees	617	589	586
Other non-interest income	275	293	343

	1,934	1,876	1,816

NON-INTEREST EXPENSE
Salaries and employee benefits	3,664	3,356	3,402
Occupancy expense	1,310	1,241	1,329
Other non-interest expense	2,135	2,026	1,914

	7,109	6,623	6,645

NET INCOME BEFORE TAXES	1,638	1,998	1,921

INCOME TAXES	201	319	395

NET INCOME	$1,437	$1,679	$1,526

Earnings per share - basic	$0.29	$0.34	$0.31

Earnings per share - diluted	$0.29	$0.34	$0.31

Dividends Paid	$0.24	$0.24	$0.24

Average shares outstanding-basic	4,883,679	4,869,079	4,875,079

Average shares outstanding-diluted	4,897,893	4,881,088	4,885,094

	For the Period Ended,
	March 31,	December 31,
	2017	2016
Period End Balance Sheet Data:
Total assets	$1,048,009	$1,025,214
Total earning assets	953,788	935,957
Loans, net of unearned income	392,885	394,051
Allowance for loan losses	3,702	3,903
Total deposits	789,215	760,155
Long-term borrowings	20,000	20,000
Shareholders’ equity	88,218	85,059
Book value per share	$18.10	$17.42

Period End Average Balance Sheet Data:
Total assets	$999,206	$996,266
Total earning assets	914,155	928,861
Loans, net of unearned income	393,730	409,367
Total deposits	763,070	766,264
Long-term borrowings	20,000	20,000
Shareholders’ equity	86,191	91,766

Period End Non-performing Assets:
Non-accrual loans	$8,987	$8,879
Loans 90+ days past due and accruing	60	206
Other real estate owned	4,353	4,443

	As of
	March 31,	December 31,
	2017	2016
Year to Date Net charge-offs as a percentage of average net loans	0.01%	0.61%

Year to Date Performance Ratios:
Return on average assets(1)	0.58%	0.68%
Return on average equity(1)	6.67%	7.34%

Year to Date Net Interest
Margin (tax equivalent)(1)	3.03%	3.07%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com